                                                                 EXHIBIT (99)(B)
                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
        (THE CORPORATION, THE PURCHASE ACQUISITIONS AND FIRST FIDELITY)
                               SEPTEMBER 30, 1995
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of the Corporation, the companies involved in the Purchase Acquisitions (as hereinafter defined) and First Fidelity, assuming the companies had been combined as of September 30, 1995, on a purchase accounting basis with respect to the Purchase Acquisitions pending at September 30, 1995, and on a pooling of interests accounting basis with respect to First Fidelity.

                                        THE        PURCHASE     PRO FORMA   PRO FORMA      FIRST       PRO FORMA    PRO FORMA
(IN THOUSANDS)                      CORPORATION  ACQUISITIONS  ADJUSTMENTS   COMBINED     FIDELITY    ADJUSTMENTS   COMBINED
ASSETS
Cash and due from banks............ $ 3,337,072       50,506      (75,274)   3,312,304    1,649,476           --     4,961,780
Interest-bearing balances..........      99,394       25,055           --      124,449      462,649           --       587,098
Federal funds sold and securities
  purchased under resale
  agreements.......................   2,210,144       16,200           --    2,226,344      425,000           --     2,651,344
  Total cash and cash
  equivalents......................   5,646,610       91,761      (75,274)   5,663,097    2,537,125           --     8,200,222
Trading account assets.............   1,253,214           --           --    1,253,214      152,832           --     1,406,046
Securities available for sale......   9,347,263      283,349           --    9,630,612    2,128,992           --    11,759,604
Investment securities..............   3,561,947      500,323       (3,816)   4,058,454    4,039,740           --     8,098,194
Loans, net of unearned income......  61,802,019    3,359,456           --   65,161,475   24,387,524           --    89,548,999
  Allowance for loan losses........    (901,616)     (26,842)          --     (928,458)    (554,690)          --    (1,483,148)
  Loans, net.......................  60,900,403    3,332,614           --   64,233,017   23,832,834           --    88,065,851
Premises and equipment.............   1,956,863       23,677       (7,178)   1,973,362      419,869           --     2,393,231
Due from customers on
  acceptances......................     407,010           --           --      407,010      178,748           --       585,758
Mortgage servicing rights..........     101,928          744        4,453      107,125       47,402           --       154,527
Credit card premium................      47,403           --           --       47,403           --           --        47,403
Other intangible assets............   1,488,203        9,010      271,100    1,768,313      808,249           --     2,576,562
Segregated assets..................          --           --           --           --           --           --            --
Other assets.......................   2,123,269       70,108       (9,583)   2,183,794    1,132,259           --     3,316,053
  Total assets..................... $86,834,113    4,311,586      179,702   91,325,401   35,278,050           --   126,603,451
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..............  10,729,434       98,594           --   10,828,028    4,868,663           --    15,696,691
  Interest-bearing.................  49,086,449    2,602,548           --   51,688,997   22,710,311           --    74,399,308
    Total deposits.................  59,815,883    2,701,142           --   62,517,025   27,578,974           --    90,095,999
Short-term borrowings..............  12,940,658    1,084,061           --   14,024,719    3,031,961           --    17,056,680
Bank acceptances outstanding.......     407,010           --           --      407,010      178,748           --       585,758
Other liabilities..................   1,944,473       64,806       (9,482)   1,999,797      740,938           --     2,740,735
Long-term debt.....................   6,040,639      156,961           --    6,197,600      676,735           --     6,874,335
    Total liabilities..............  81,148,663    4,006,970       (9,482)  85,146,151   32,207,356           --   117,353,507
STOCKHOLDERS' EQUITY
Preferred stock....................          --           --           --           --      202,647           --       202,647
Common stock.......................     559,317        8,617       24,085      592,019       81,934      280,947       954,900
Paid-in capital....................   1,056,946       99,061      362,037    1,518,044    1,251,173     (348,172)    2,421,045
Retained earnings..................   4,080,495      199,762     (199,762)   4,080,495    1,606,042           --     5,686,537
Less: Treasury stock...............          --       (3,178)       3,178           --      (67,225)      67,225            --
Unrealized gain (loss) on debt and
  equity securities................     (11,308)         354         (354)     (11,308)      (3,877)          --       (15,185)
    Total stockholders' equity.....   5,685,450      304,616      189,184    6,179,250    3,070,694           --     9,249,944
    Total liabilities and
      stockholders' equity......... $86,834,113    4,311,586      179,702   91,325,401   35,278,050           --   126,603,451

See accompanying notes to pro forma financial information.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS
                (THE CORPORATION AND THE PURCHASE ACQUISITIONS)
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of the Corporation and the companies involved in the Purchase Acquisitions, assuming the companies had been combined for each period presented on a purchase accounting basis (effective as of January 1, 1994).

                                                                            THE          PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                    CORPORATION    ACQUISITIONS    ADJUSTMENTS    COMBINED
NINE MONTHS ENDED SEPTEMBER 30, 1995
Interest income......................................................   $4,674,374        461,473         (25,930)    5,109,917
Interest expense.....................................................    2,239,387        296,965              --     2,536,352
Net interest income..................................................    2,434,987        164,508         (25,930)    2,573,565
Provision for loan losses............................................      125,500          6,585              --      132,085
Net interest income after provision for loan losses..................    2,309,487        157,923         (25,930)    2,441,480
Securities available for sale transactions...........................        9,591         (4,167)             --        5,424
Investment security transactions.....................................        4,041             --              --        4,041
Noninterest income...................................................      990,884         44,482              --     1,035,366
Noninterest expense..................................................    2,170,390        200,372          19,897     2,390,659
Income before income taxes...........................................    1,143,613         (2,134)        (45,827)    1,095,652
Income taxes.........................................................      402,552          6,161         (14,146)     394,567
Net income...........................................................      741,061         (8,295)        (31,681)     701,085
Dividends on preferred stock.........................................        7,029             --              --        7,029
Net income applicable to common stockholders.........................      734,032         (8,295)        (31,681)     694,056
Pro forma per common share data
  Net income available to common stockholders........................   $     4.27                                        3.82
  Average common shares (in thousands)...............................      171,921                                     181,731
                                                                            THE          PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                    CORPORATION    ACQUISITIONS    ADJUSTMENTS    COMBINED
YEAR ENDED DECEMBER 31, 1994
Interest income......................................................   $5,094,661        786,606         (80,286)    5,800,981
Interest expense.....................................................    2,060,946        453,964              --     2,514,910
Net interest income..................................................    3,033,715        332,642         (80,286)    3,286,071
Provision for loan losses............................................      100,000          1,643              --      101,643
Net interest income after provision for loan losses..................    2,933,715        330,999         (80,286)    3,184,428
Securities available for sale transactions...........................      (11,507 )        2,647              --       (8,860 )
Investment security transactions.....................................        4,006             --              --        4,006
Noninterest income...................................................    1,166,470         55,018              --     1,221,488
Noninterest expense..................................................    2,677,228        270,493          52,677     3,000,398
Income before income taxes...........................................    1,415,456        118,171        (132,963)    1,400,664
Income taxes.........................................................      490,076         38,119         (40,535)     487,660
Net income...........................................................      925,380         80,052         (92,428)     913,004
Dividends on preferred stock.........................................       25,353             --              --       25,353
Net income applicable to common stockholders before redemption
  premium............................................................      900,027         80,052         (92,428)     887,651
Redemption premium on preferred stock................................       41,355             --              --       41,355
Net income applicable to common stockholders after redemption
  premium............................................................   $  858,672         80,052         (92,428)     846,296
Pro forma per common share data
  Net income available to common stockholders before redemption
    premium..........................................................   $     5.22                                        5.06
  Net income available to common stockholders after redemption
    premium..........................................................   $     4.98                                        4.82
  Average common shares (in thousands)...............................      172,543                                     175,554

See accompanying notes to pro forma financial information.

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
        (THE CORPORATION, THE PURCHASE ACQUISITIONS AND FIRST FIDELITY)
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of the Corporation, the companies involved in the Purchase Acquisitions and First Fidelity, assuming the companies had been combined for each period presented on a purchase accounting basis as to the Purchase Acquisitions (for the nine months ended September 30, 1995, and the year ended December 31, 1994, only) and on a pooling of interests accounting basis as to First Fidelity.

                                            NINE MONTHS ENDED
(DOLLARS IN THOUSANDS,                        SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                       1995        1994        1994        1993        1992        1991        1990
Interest income........................   $6,843,506   5,278,740   7,937,133   6,601,528   6,608,666   7,031,400   7,549,088
Interest expense.......................    3,237,209   1,969,627   3,246,946   2,481,952   2,941,680   4,070,885   4,806,471
Net interest income....................    3,606,297   3,309,113   4,690,187   4,119,576   3,666,986   2,960,515   2,742,617
Provision for loan losses..............      162,085     139,000     180,643     369,753     642,708     946,284     923,409
Net interest income after provision for
  loan losses..........................    3,444,212   3,170,113   4,509,544   3,749,823   3,024,278   2,014,231   1,819,208
Securities available for sale
  transactions.........................       24,472      12,130       8,860      25,767      34,402          --          --
Investment security transactions.......        4,041       3,595       4,006      14,452       1,944     208,614      32,271
Noninterest income.....................    1,346,489   1,147,890   1,620,712   1,541,569   1,360,202   1,254,635   1,028,755
Noninterest expense....................    3,175,444   2,770,298   4,070,027   3,536,346   3,443,524   2,777,665   2,564,124
Income before income taxes.............    1,643,770   1,563,430   2,073,095   1,795,265     977,302     699,815     316,110
Income taxes...........................      588,927     534,122     709,028     578,912     278,514     129,843      59,868
Net income.............................    1,054,843   1,029,308   1,364,067   1,216,353     698,788     569,972     256,242
Dividends on preferred stock...........       22,306      33,981      46,020      45,553      53,040      51,746      47,151
Net income applicable to common
  stockholders before redemption
  premium..............................    1,032,537     995,327   1,318,047   1,170,800     645,748     518,226     209,091
Redemption premium on preferred
  stock................................           --          --      41,355          --          --          --          --
Net income applicable to common
  stockholders after redemption
  premium..............................   $1,032,537     995,327   1,276,692   1,170,800     645,748     518,226     209,091
Pro forma per common share data:
  Net income applicable to common
    stockholders before redemption
    premium............................   $     3.57        3.55        4.63        4.30        2.53        2.34         .97
  Net income applicable to common
    stockholders after redemption
    premium............................   $     3.57        3.55        4.48        4.30        2.53        2.34         .97
Average common shares
  (in thousands).......................      289,438     280,079     284,673     272,439     255,384     221,469     215,529
Corporation historical per common
  share data:
    Net income applicable to common
      stockholders before redemption
      premium..........................   $     4.27        3.94        5.22        4.73        2.23        2.24        1.68
    Net income applicable to common
      stockholders after redemption
      premium..........................   $     4.27        3.94        4.98        4.73        2.23        2.24        1.68
Average common shares
  (in thousands).......................      171,921     171,265     172,543     167,692     158,683     140,003     135,622

See accompanying notes to pro forma financial information.

                     PRO FORMA COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                      (THE CORPORATION AND FIRST FIDELITY)
                                  (UNAUDITED)

                                              NINE
                                             MONTHS
                                              ENDED
                                          SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                        1995           1994         1993         1992         1991         1990
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing
  operations...........................    $ 1,691,731     2,087,887    1,795,265      977,302      699,815      316,110
Fixed charges, excluding capitalized
  interest.............................        898,313       816,102      607,462      569,638      866,728    1,402,761
(A.) Earnings..........................    $ 2,590,044     2,903,989    2,402,727    1,546,940    1,566,543    1,718,871
Interest, excluding interest on
  deposits.............................    $   847,070       746,938      537,964      501,556      803,787    1,349,953
One-third of rents.....................         51,243        69,164       69,498       68,082       62,941       52,808
Capitalized interest...................          1,621         1,120          285          381        2,326        3,144
(B.) Fixed charges.....................    $   899,934       817,222      607,747      570,019      869,054    1,405,905
Consolidated ratios of earnings to
  fixed charges, excluding interest on
  deposits (A./B.).....................           2.88x         3.55         3.95         2.71         1.80         1.22
INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing
  operations...........................    $ 1,691,731     2,087,887    1,795,265      977,302      699,815      316,110
Fixed charges, excluding capitalized
  interest.............................      2,991,487     2,862,146    2,551,450    3,009,762    4,133,826    4,859,279
(C.) Earnings..........................    $ 4,683,218     4,950,033    4,346,715    3,987,064    4,833,641    5,175,389
Interest, including interest on
  deposits.............................    $ 2,940,244     2,792,982    2,481,952    2,941,680    4,070,885    4,806,471
One-third of rents.....................         51,243        69,164       69,498       68,082       62,941       52,808
Capitalized interest...................          1,621         1,120          285          381        2,326        3,144
(D.) Fixed charges.....................    $ 2,993,108     2,863,266    2,551,735    3,010,143    4,136,152    4,862,423
Consolidated ratios of earnings to
  fixed charges, including interest on
  deposits (C./D.).....................           1.56x         1.73         1.70         1.32         1.17         1.06

See accompanying notes to pro forma financial information.

                     PRO FORMA COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (THE CORPORATION AND FIRST FIDELITY)
                                  (UNAUDITED)

                                              NINE
                                             MONTHS
                                              ENDED
                                          SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                        1995           1994         1993         1992         1991         1990
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing
  operations...........................    $ 1,691,731     2,087,887    1,795,265      977,302      699,815      316,110
Fixed charges, excluding preferred
  stock dividends and capitalized
  interest.............................        910,524       861,573      628,840      591,458      878,337    1,422,265
(A.) Earnings..........................    $ 2,602,255     2,949,460    2,424,105    1,568,760    1,578,152    1,738,375
Interest, excluding interest on
  deposits.............................    $   847,070       746,938      537,964      501,556      803,787    1,349,953
One-third of rents.....................         51,243        69,164       69,498       68,082       62,941       52,808
Preferred stock dividends*.............         34,517       132,846       66,931       74,860       63,354       66,655
Capitalized interest...................          1,621         1,120          285          381        2,326        3,144
(B.) Fixed charges.....................    $   934,451       950,068      674,678      644,879      932,408    1,472,560
Consolidated ratios of earnings to
  fixed charges, excluding interest on
  deposits (A./B.).....................           2.78x         3.10         3.59         2.43         1.69         1.18
INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing
  operations...........................    $ 1,691,731     2,087,887    1,795,265      977,302      699,815      316,110
Fixed charges, excluding preferred
  stock dividends and capitalized
  interest.............................      3,003,698     2,907,617    2,572,828    3,031,582    4,145,434    4,878,783
(C.) Earnings..........................    $ 4,695,429     4,995,504    4,368,093    4,008,884    4,845,249    5,194,893
Interest, including interest on
  deposits.............................    $ 2,940,244     2,792,982    2,481,952    2,941,680    4,070,885    4,806,471
One-third of rents.....................         51,243        69,164       69,498       68,082       62,941       52,808
Preferred stock dividends*.............         34,517       132,846       66,931       74,860       63,354       66,655
Capitalized interest...................          1,621         1,120          285          381        2,326        3,144
(D.) Fixed charges.....................    $ 3,027,625     2,996,112    2,618,666    3,085,003    4,199,506    4,929,078
Consolidated ratios of earnings to
  fixed charges, including interest on
  deposits (C./D.).....................           1.55x         1.67         1.67         1.30         1.15         1.05

* Includes redemption premium of $41,355,000 in 1994.
See accompanying notes to pro forma financial information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION
(1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Purchase Acquisitions indicated in Note (3) below and the First Fidelity acquisition been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Consummation of the First Fidelity acquisition or either of the pending Purchase Acquisitions is not contingent upon consummation of any other of such acquisitions. Consummation of one or both of the pending Purchase Acquisitions prior to consummation of the First Fidelity acquisition would not materially impact the results of operations of the Corporation.
(2) It is assumed that the First Fidelity acquisition will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of (i)
    1.35 shares of the Corporation's common stock for each of the 81,934,078 shares of First Fidelity common stock (less 1,293,756 treasury shares) which were outstanding at September 30, 1995; and (ii) one share of one of three corresponding new series of the Corporation's class A preferred stock for each share of the related three series of First Fidelity preferred stock outstanding at September 30, 1995, one series of which includes 3,705,980 shares of convertible preferred stock, which as of such date were convertible into 2,891,034 shares of First Fidelity common stock. The new series of the Corporation's class A preferred stock will have substantially identical terms as the series being exchanged therefor.
         As a result, information was adjusted for the First Fidelity acquisition by the (i) addition of 108,864,435 shares of the Corporation's common stock amounting to $362,881,000; (ii) elimination of 81,934,078 shares of First Fidelity common stock amounting to $81,934,000; (iii) cancellation of 1,293,756 treasury shares of First Fidelity at a cost of $67,225,000; and (iv) recordation of the remaining net amount of $348,172,000 as a reduction in paid-in capital at September 30, 1995.
         The pro forma financial information presented herein does not give effect to the possible purchase by the Corporation and/or First Fidelity of up to 5.5 million shares of First Fidelity common stock or 7.4 million shares of the Corporation's common stock, or some combination of the two (the "First Fidelity Acquisition Shares"), prior to consummation of the First Fidelity acquisition. The Corporation has purchased 2.9 million shares of First Fidelity common stock at a cost of $181 million, and 250,000 shares of FFB convertible preferred stock at a cost of $12 million.
         As of September 30, 1995, the Corporation and First Fidelity had 13,760,713 and 5,325,010 shares of common stock reserved for issuance, respectively, (excluding, as to the Corporation, shares reserved for issuance in connection with the First Fidelity acquisition, the pending Purchase Acquisitions, or upon exercise of the rights attached to shares of the Corporation's common stock).
         For the nine months ended September 30, 1995, First Fidelity had net income applicable to common stockholders of $338,481,000.
(3) During the period from January 1, 1994 through the date hereof, the Corporation completed or has pending, the following purchase accounting acquisitions (the "Purchase Acquisitions"): (i) the acquisition of BancFlorida Financial Corporation (completed in August 1994) with assets of $1.6 billion for 3.6 million shares of the Corporation's common stock valued at $161 million, (ii) the acquisitions of First Florida Savings Bank, FSB (completed April 1995), Ameribanc Investors Group (completed in April 1995), Coral Gables Fedcorp, Inc. (completed May 1995), and Home Federal Savings Bank of Rome, Georgia (completed in August 1995), at an aggregate cost of $623 million in cash, (iii) the acquisitions of American Savings Bank of Florida, FSB (completed in July 1995), United Financial Corporation of South Carolina, Inc. (completed in October 1995), Columbia First Bank, FSB (completed on November 3, 1995), and RS Financial Corp. and Brentwood National Bank (each of which is pending as of the date hereof) for an estimated 15.4 million shares of the Corporation's common stock valued at an estimated $747 million.

         In addition to the foregoing Purchase Acquisitions, during 1994, the Corporation completed the following purchase accounting acquisitions:
    (i) the December 1994 purchase of a DE MINIMUS amount of loans, and the purchase of deposits from Chase Manhattan Bank of Florida, N.A. ("Chase") and Great Western Federal Savings Bank ("Great Western"), which in the aggregate amounted to $1.8 billion, at an aggregate cost of approximately $137 million, and (ii) the purchase of deposits of Jacksonville Federal Savings Association, Citizens Federal Savings Association, Cobb Federal Savings Association and Hollywood Federal Savings Association from the Resolution Trust Corporation ("RTC") in the aggregate amount of $640 million, at an aggregate cost of $68 million. Purchases of deposits from Chase, Great Western and the RTC do not constitute a sufficient continuity of operations, and moreover, additional financial data is not available to develop meaningful and reliable pro forma income statement information with respect to such purchases. Accordingly, the pro forma financial information presented herein includes such acquisitions at their recorded costs and does not include any pro forma adjustments related thereto.
         Goodwill and deposit base premium of approximately $620 million and $372 million, respectively, are currently expected to result from the Purchase Acquisitions.
         In connection with certain of the foregoing Purchase Acquisitions in which the consideration involved or will involve the issuance of the Corporation's common stock, the pro forma financial information presented herein includes actual and assumed repurchases of the Corporation's common stock that in the aggregate amount to 19.4 million shares at a cost of $882 million. During 1994, the Corporation purchased 4.9 million shares of the Corporation's common stock at a cost of $212 million; and during the first nine months of 1995, through the date hereof, 14.5 million shares of the Corporation's common stock at a cost of $670 million.
         In April 1995, the Corporation's Board of Directors authorized the purchase of up to 15 million shares of the Corporation's common stock, which is in addition to the possible purchase of the First Fidelity Acquisition Shares. As of the date hereof, the Corporation had authority to purchase up to 5.1 million shares of its common stock, in addition to the First Fidelity Acquisition Shares and the shares repurchased pursuant to the foregoing paragraph.
(4) The pro forma adjustment amounts related to the pro forma combined condensed statements of income reflect a 5.71 percent and 4.08 percent cost of funds for the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively, a six-to-ten year straight-line life related to investment securities, a nine-year straight-line life related to loans, a 10-year straight-line life related to premises and equipment and mortgage servicing rights, a 10-year sum-of-the-years digits method related to deposit base premium, and a 25-year straight-line life related to goodwill.
         These adjustments resulted in reductions in interest income, net interest income and net interest income after provision for loan losses for the nine months ended September 30, 1995 and the year ended December 31, 1994 of $25,930,000 and $80,286,000, respectively; increases in noninterest expense of $19,897,000 and $52,677,000, respectively; reductions in income before income taxes of $45,827,000 and $132,963,000, respectively; reductions in income taxes of $14,146,000 and $40,535,000, respectively; and reductions in net income applicable to common stockholders of $31,681,000 and $92,428,000, respectively.
(5) Income per share data has been computed based on the combined historical net income applicable to common stockholders of the Corporation, First Fidelity and the companies involved in the Purchase Acquisitions using the historical weighted average shares outstanding of the Corporation's common stock and the weighted average outstanding shares, adjusted to equivalent shares of the Corporation's common stock, as of the earliest period presented.
         The components of the pro forma adjustments related to interest income and noninterest expense for the nine months ended September 30, 1995, and the year ended December 31, 1994, are as follows:

                                                                                       NINE MONTHS ENDED     YEAR ENDED
                                                                                         SEPTEMBER 30,      DECEMBER 31,
(In thousands)                                                                               1995               1994
Interest income
  Interest and fees on loans........................................................       $    (689)               350
  Interest and dividends on investment securities...................................          (2,875)           (19,999)
  Interest-bearing bank balances....................................................         (22,366)           (60,637)
     Total interest income..........................................................         (25,930)           (80,286)
Noninterest expense
  Equipment rentals, depreciation and maintenance...................................            (882)            (3,190)
  Mortgage servicing amortization...................................................           1,281              5,437
  Other amortization
     Goodwill.......................................................................          10,799             27,225
     Deposit base premium...........................................................           8,699             23,205
       Total noninterest expense....................................................          19,897             52,677
Income before income taxes..........................................................       $ (45,827)          (132,963)

(6) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between the companies are immaterial, and accordingly, have not been eliminated.
(7) The unaudited pro forma financial information does not include any First Fidelity acquisition-related expenses or any material acquisition-related expenses with respect to the Purchase Acquisitions. A currently estimated after-tax First Fidelity acquisition-related charge of approximately $270 million, or $.97 per share of the Corporation's common stock, is expected to be recorded in the appropriate period based on the consummation date of the First Fidelity acquisition.
(8) As indicated by the foregoing unaudited pro forma financial information and based solely on combined financial information as of September 30, 1995, upon consummation of the First Fidelity acquisition and the Purchase Acquisitions, the Corporation's historical net income per common share after redemption premium for the nine months ended September 30, 1995 and year ended December 31, 1994, would have been diluted by 16 percent and 10 percent, respectively. It should not necessarily be assumed, however, that the foregoing data will represent actual dilution with respect to the First Fidelity acquisition and the Purchase Acquisitions.
(9) For purposes of computing the combined ratios of earnings to fixed charges of the Corporation and First Fidelity, earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third (the proportion deemed representative of the interest factor) of rents and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third (the proportion deemed representative of the interest factor) of rents and all amortization of debt issuance costs. Pretax preferred stock dividends are included in fixed charges when computing the combined ratios of earnings to fixed charges and preferred stock dividends.